UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 3, 2011

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2011, Blueknight Energy Partners, L.P. (the “Partnership”) entered into a Stipulation of Settlement (the “Stipulation”) to settle the consolidated securities class action litigation, In Re: SemGroup Energy Partners, L.P. Securities Litigation, Case No. 08-MD-1989-GKF-FHM (the “Class Action Litigation”), pending in the U.S. District Court for the Northern District of Oklahoma.

As set forth more fully in the Stipulation, if the proposed settlement is given final approval by the court, among other things, the shareholder class will receive a total payment of approximately $28.0 million from the defendants.  The Partnership accrued a contingent loss of $20.2 million as of December 31, 2010 related to its portion of the proposed settlement.  Of that amount, the Partnership expects to receive insurance proceeds of $13.0 million to $13.9 million and accordingly recognized an insurance recovery receivable of $13.0 million as of December 31, 2010.  Of the difference, the Partnership expects to issue common units of the Partnership with a value equal to approximately $5.2 million.  The terms of the proposed settlement are set forth in the Stipulation, which is attached hereto as Exhibit 10.1.  No parties admit any wrongdoing as part of the proposed settlement.

The proposed settlement is subject to a number of conditions and approvals, including, among other items, preliminary and final court approval.  Details regarding any proposed settlement will be communicated to potential class members prior to final court approval.  At this time, there can be no assurance that the conditions to effect the settlement will be met or that the settlement of the Class Action Litigation will receive the required court and other approvals.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Stipulation of Settlement, dated May 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: May 6, 2011	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Stipulation of Settlement, dated May 3, 2011.